As filed with the Securities and Exchange Commission on December 19, 2022

Registration No. 333-229619

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BECTON, DICKINSON AND COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	22-0760120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1 Becton Drive, Franklin Lakes, New Jersey	07417-1880
(Address of Principal Executive Offices)	(Zip Code)

BARD PUERTO RICO RETIREMENT AND SAVINGS PLAN (Full title of the plan)

Gary DeFazio Senior Vice President and Corporate Secretary 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880
(Name and address of agent for service)

(201) 847-5873
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒    Accelerated filer ☐
Non-accelerated filer ☐    Smaller reporting company ☐
    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for ☐
complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
Becton, Dickinson and Company (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to amend the Registration Statement No. 333-229619 on Form S-8, which was filed with the Securities and Exchange Commission (the “SEC”) by the Registrant on February 12, 2019 (the “Prior Registration Statement”), registering the offering and sale of up to 50,000 shares of common stock of the Registrant, $1.00 par value (“Common Stock”), as may be issued from time to time under the Bard Puerto Rico Retirement and Savings Plan (the “Plan”).
The Registrant is filing this Post-Effective Amendment with the SEC to terminate all offerings under the Prior Registration Statement and to deregister any and all shares of Common Stock that remain unsold as of the date hereof. The Prior Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock and the Registrant hereby terminates the effectiveness of the Prior Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin Lakes, State of New Jersey, on the 19th day of December, 2022.

BECTON, DICKINSON AND COMPANY
By:	/s/ Gary DeFazio
Name: Gary DeFazio
Title: Senior Vice President and Corporate Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Prior Registration Statement.